Exhibit 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
VALEANT TO ACQUIRE DOW PHARMACEUTICAL SCIENCES, INC.
FOR $285 MILLION
•	Acquisition Significantly Expands Valeant’s Dermatology franchise in U.S.

•	Newly approved dermatology product to be launched in early 2009

•	Five pipeline products in active development
     ALISO VIEJO, Calif., December 10, 2008 – Valeant Pharmaceuticals International (NYSE:VRX) today announced that it has signed a definitive agreement to acquire Dow Pharmaceutical Sciences, Inc., a privately held dermatology company that specializes in the development of topical products on a proprietary basis, as well as for pharmaceutical and biotechnology companies. The transaction significantly enhances Valeant’s dermatology franchise in the United States through the acquisition of a specialized dermatology research and development organization including a newly approved product and a robust pipeline of five dermatology products, three of which are in Phase II clinical development. Current annualized revenues are approximately $45 million, of which approximately $20 million represents royalty payments from products already out-licensed by Dow.
     Dow recently received approval from the Food and Drug Administration (FDA) for Acanya™, a novel topical prescription medication indicated for the treatment of mild to moderate acne. Acanya™ is expected to be launched in the United States in early 2009. Dow has products in clinical development for the treatment of rosacea, moderate to severe acne, fungal infections and common warts. We expect one or more products to enter a Phase III trial in 2009, with an expected launch as early as 2012. In addition, Dow operates a well-regarded topical products services business dedicated to working with external sponsors for the formulation and development of topical therapies.
     Under the terms of the agreement, Valeant will pay Dow $285 million, subject to certain closing adjustments. Approximately $8 million in cash will be retained from current Dow accounts, making the net amount paid $277 million. Valeant will make the first payment of $250 million upon closing ($242 million net of cash). In the six month period following closing, Valeant will fund an escrow account of $35 million, which will be subject to indemnification claims from Valeant for a period of eighteen months following closing. The transaction is expected to be accretive in 2009. Additionally, Valeant will pay future milestones, based predominately on the achievement of approval and commercial targets for certain pipeline products still in development.
     The transaction was approved by the boards of directors for both companies and is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The transaction is expected to close at year end.
     “This acquisition grows our scale and capabilities in dermatology thus solidifying Valeant’s future as a leading company in the development and commercialization of dermatology medications,” stated J. Michael Pearson, chairman and chief executive officer. “Gordon Dow, the founder of Dow Pharmaceutical Sciences, and his team are highly regarded with innovative formulation and development expertise, exemplified by having worked on ten dermatology approvals from the FDA in the past few years and with projects underway in eight of the top ten dermatology diagnoses. We are excited that they will be joining the Valeant team as we believe the synergies between our newly acquired Coria franchise and Dow’s business will provide sustainable growth for many years to come.”
Conference Call and Webcast and Presentation:
     Valeant will host a conference call today at 11:00 a.m. EST (8:00 a.m. PST) to discuss the transaction. The dial-in number to participate on this call is (877) 295-5743, confirmation code 76913148. International callers should dial (973) 200-3961, confirmation code 76913148. A replay will be available approximately two hours following the conclusion of the conference call through December 17, 2008 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 76913148. The company will also webcast the conference call live over the Internet. The webcast, as well as the investor presentation, may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Acanya™
     On October 23, 2008, the Food and Drug Administration approved the Dow NDA for a combination product, Acanya™ Gel (clindamycin phosphate 1.2% and benzoyl peroxide 2.5%), indicated for the treatment of mild to moderate acne vulgaris in patients 12 years and older.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
About Dow
     Dow Pharmaceutical Sciences, Inc. is a privately held company that specializes in the development of topical drug products for pharmaceutical and biotechnology clients. Dow provides a full range of product development services including formulation and regulatory consulting, formulation optimization utilizing state-of-the-art in vitro permeation models, full analytical support, cGMP clinical manufacturing and clinical labeling. Dow conducts dermatology studies at clinical sites in California, and in Europe through its Bioskin Division, a full-service dermatology CRO. More information about Dow can be found at www.dowpharm.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the future growth in Valeant’s dermatology franchise, the impact of the Dow Pharmaceutical Sciences, Inc. acquisition on Valeant’s business, the timing and potential success of clinical trials and the approval of product candidates. These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to Valeant’s ability to successfully integrate the Dow assets, risks and uncertainties relating to the clinical development of product candidates, regulatory approval processes, the potential that competitors may bring to market products or treatments that are more commercially attractive than existing or future Dow products, and other risks and uncertainties discussed in the company’s filings with the SEC. The company cautions the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this press release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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